UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D/A

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

Chain Bridge Bancorp, Inc.

(Name of Issuer)

Class A Common Stock, par value $0.01 per share

(Title of Class of Securities)

15746L 100

(CUSIP Number)

Thomas G. Fitzgerald

1629 W. Colonial Parkway

Inverness, IL 60067

(847) 991-0010

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

November 13, 2024

(Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§ 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. ☐

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended (“Exchange Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 15746L 100

1.	Names of Reporting Persons Peter G. Fitzgerald
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (See Instructions) 00 - See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization U.S.A.

Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 777,240(1)
	8.	Shared Voting Power 250,580(2)
	9.	Sole Dispositive Power 777,240(1)
	10.	Shared Dispositive Power 250,580(2)

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,027,820
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☒*
13.	Percent of Class Represented by Amount in Row (11) 27.6%(3)
14.	Type of Reporting Person (See Instructions) IN

(*)

Excludes (i) 1,288,260 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock and (ii) 5,008 shares of Class A Common Stock, in each case held by other Reporting Persons identified herein as to which Peter G. Fitzgerald expressly disclaims beneficial ownership. This report shall not be construed as an admission that Peter G. Fitzgerald is the beneficial owner of such securities or that he is acting in concert with any other Reporting Person.

(1)

Includes (i) 229,500 shares of Class B Common Stock held directly by Peter G. Fitzgerald; (ii) 444,550 shares held by the Everglades Trust for which he serves as the advisor and for which he may be deemed to have sole voting or investment power; and (iii) 103,190 shares held by the JBF 2013 Trust for which he serves as sole trustee and for which he may be deemed to have sole voting or investment power.

(2)

Includes (i) 68,000 shares of Class B Common Stock held by the spouse of Peter G. Fitzgerald and (ii) 103,020 and 79,560 shares of Class B Common Stock held by the Fitzgerald 2002 Special Trust and the GFF Family Trust, respectively, for which Peter G. Fitzgerald serves as a co-trustee and for which he may be deemed to have shared voting or investment power.

(3)

This percentage is calculated based on 3,729,707 shares of Class A Common Stock, which include (i) 2,701,887 outstanding shares of Class A Common Stock as reported in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2024, filed with the Securities and Exchange Commission (“SEC”) on November 13, 2024 (the “Quarterly Report”) and (ii) 1,027,820 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by the Reporting Person.

CUSIP No. 15746L 100

1.	Names of Reporting Persons Julie Fitzgerald Schauer
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (See Instructions) 00 - See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization U.S.A.

Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 436,220(1)
	8.	Shared Voting Power 211,140(2)
	9.	Sole Dispositive Power 436,220(1)
	10.	Shared Dispositive Power 211,140(2)

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 647,360
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☒*
13.	Percent of Class Represented by Amount in Row (11) 19.3%(3)
14.	Type of Reporting Person (See Instructions) IN

(*)

Excludes (i) 1,668,720 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock and (ii) 5,008 shares of Class A Common Stock, in each case held by other Reporting Persons identified herein as to which Julie Fitzgerald Schauer expressly disclaims beneficial ownership. This report shall not be construed as an admission that Julie Fitzgerald Schauer is the beneficial owner of such securities or that she is acting in concert with any other Reporting Person.

(1)	Includes 436,220 shares of Class B Common Stock held by the Julie F. Schauer 1994 Trust for which Julie Fitzgerald Schauer serves as the trustee and is the sole beneficiary.
(2)

Includes 211,140 shares of Class B Common Stock held by JEM Management, L.P., a family limited partnership of which Julie Fitzgerald Schauer is the trustee of the majority general partner and for which she may be deemed to have shared voting or investment power.

(3)

This percentage is calculated based on 3,349,247 shares of Class A Common Stock, which include (i) 2,701,887 outstanding shares of Class A Common Stock as reported in the Quarterly Report and (ii) 647,360 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by the Reporting Person.

CUSIP No. 15746L 100

1.	Names of Reporting Persons Gerald F. Fitzgerald, Jr.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (See Instructions) 00 - See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization U.S.A.

Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 141,950(1)
	8.	Shared Voting Power 393,720(2)
	9.	Sole Dispositive Power 141,950(1)
	10.	Shared Dispositive Power 393,720(2)

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 535,670
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☒*
13.	Percent of Class Represented by Amount in Row (11) 16.6%(3)
14.	Type of Reporting Person (See Instructions) IN

(*)

Excludes (i) 1,780,410 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock and (ii) 5,008 shares of Class A Common Stock, in each case held by other Reporting Persons identified herein as to which Gerald F. Fitzgerald, Jr. expressly disclaims beneficial ownership. This report shall not be construed as an admission that Gerald F. Fitzgerald, Jr. is the beneficial owner of such securities or that he is acting in concert with any other Reporting Person.

(1)

Includes 141,950 shares held by S C Investments II, L.P., a family limited partnership of which Gerald F. Fitzgerald, Jr. is the general partner and for which he may be deemed to have sole voting or investment power.

(2)

Includes (i) 211,140 shares of Class B Common Stock held by JEM Management, L.P., a family limited partnership of which Gerald F. Fitzgerald, Jr. is the managing general partner and for which he may be deemed to have shared voting or investment power and (ii) 103,020 and 79,560 shares held by the Fitzgerald 2002 Special Trust and the GFF Family Trust, respectively, for which Gerald F. Fitzgerald, Jr. serves as a co-trustee and for which he may be deemed to have shared voting or investment power.

(3)

This percentage is calculated based on 3,237,557 shares of Class A Common Stock, which include (i) 2,701,887 outstanding shares of Class A Common Stock as reported in the Quarterly Report and (ii) 535,670 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by the Reporting Person.

CUSIP No. 15746L 100

1.	Names of Reporting Persons James G. Fitzgerald
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (See Instructions) 00 - See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization U.S.A.

Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 110,500(1)
	8.	Shared Voting Power 352,580(2)
	9.	Sole Dispositive Power 110,500(1)
	10.	Shared Dispositive Power 352,580(2)

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 463,080
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☒*
13.	Percent of Class Represented by Amount in Row (11) 14.6%(3)
14.	Type of Reporting Person (See Instructions) IN

(*)

Excludes (i) 1,853,000 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock and (ii) 5,008 shares of Class A Common Stock, in each case held by other Reporting Persons identified herein as to which James G. Fitzgerald expressly disclaims beneficial ownership. This report shall not be construed as an admission that James G. Fitzgerald is the beneficial owner of such securities or that he is acting in concert with any other Reporting Person.

(1)

Includes (i) 59,500 shares of Class B Common Stock held directly by James G. Fitzgerald and (ii) 51,000 shares of Class B Common Stock held by Anhinga Trust for which James G. Fitzgerald serves as a trustee and for which he may be deemed to have sole voting or investment power.

(2)

Includes (i) 170,000 shares of Class B Common Stock held by Otis Road Investments, L.P., a family limited partnership for which James G. Fitzgerald is a co-manager of the limited liability company managing general partner and for which he may be deemed to have shared voting or investment power and (ii) 103,020 and 79,560 shares of Class B Common Stock held by the Fitzgerald 2002 Special Trust and the GFF Family Trust, respectively, for which James G. Fitzgerald serves as a co-trustee and for which he may be deemed to have shared voting or investment power.

(3)

This percentage is calculated based on 3,164,967 shares of Class A Common Stock, which include (i) 2,701,887 outstanding shares of Class A Common Stock as reported in the Quarterly Report and (ii) 463,080 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by the Reporting Person.

CUSIP No. 15746L 100

1.	Names of Reporting Persons Thomas G. Fitzgerald
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (See Instructions) 00 - See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization U.S.A.

Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 371,620(1)
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 371,620(1)

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 371,620
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☒*
13.	Percent of Class Represented by Amount in Row (11) 12.1%(2)
14.	Type of Reporting Person (See Instructions) IN

(*)

Excludes (i) 1,944,460 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock and (ii) 5,008 shares of Class A Common Stock, in each case held by other Reporting Persons identified herein as to which Thomas G. Fitzgerald expressly disclaims beneficial ownership. This report shall not be construed as an admission that Thomas G. Fitzgerald is the beneficial owner of such securities or that he is acting in concert with any other Reporting person.

(1)

Includes (i) 189,040 shares of Class B Common Stock held by TGF Investments, L.P., a family limited partnership for which Thomas G. Fitzgerald is a co-manager of the limited liability company managing general partner and for which he may be deemed to have shared voting or investment power and (ii) 103,020 and 79,560 shares of Class B Common Stock held by the Fitzgerald 2002 Special Trust and the GFF Family Trust, respectively, for which Thomas G. Fitzgerald serves as a co-trustee and for which he may be deemed to have shared voting or investment power.

(2)

This percentage is calculated based on 3,073,507 shares of Class A Common Stock, which include (i) 2,701,887 outstanding shares of Class A Common Stock as reported in the Quarterly Report and (ii) 371,620 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by the Reporting Person.

CUSIP No. 15746L 100

1.	Names of Reporting Persons Thomas G. Fitzgerald, Jr.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (See Instructions) 00 - See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization U.S.A.

Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 7,310(1)
	8.	Shared Voting Power 208,544(2)
	9.	Sole Dispositive Power 7,310(1)
	10.	Shared Dispositive Power 208,544(2)

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 215,854
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☒*
13.	Percent of Class Represented by Amount in Row (11) 7.4%(3)
14.	Type of Reporting Person (See Instructions) IN

(*)

Excludes (i) 2,102,730 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock and (ii) 2,504 shares of Class A Common Stock, in each case held by other Reporting Persons identified herein as to which Thomas G. Fitzgerald, Jr. expressly disclaims beneficial ownership. This report shall not be construed as an admission that Thomas G. Fitzgerald, Jr. is the beneficial owner of such securities or that he is acting in concert with any other Reporting Person.

(1)	Includes 7,310 shares of Class B Common Stock held directly by Thomas G. Fitzgerald, Jr.
(2)

Includes (i) 2,504 shares of Class A Common Stock and (ii) 17,000 shares of Class B Common Stock, in each case jointly owned by Thomas G. Fitzgerald, Jr. and his spouse and (iii) 189,040 shares of Class B Common Stock held by TGF Investments, L.P., a family limited partnership for which Thomas G. Fitzgerald, Jr. is a co-manager of the limited liability company managing general partner and for which he may be deemed to have shared voting or investment power.

(3)

This percentage is calculated based on 2,915,237 shares of Class A Common Stock, which include (i) 2,701,887 outstanding shares of Class A Common Stock as reported in the Quarterly Report and (ii) 213,350 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by the Reporting Person.

CUSIP No. 15746L 100

1.	Names of Reporting Persons Lauren Fitzgerald Peterson
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (See Instructions) 00 - See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization U.S.A.

Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 189,040(1)
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 189,040(1)

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 189,040
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☒*
13.	Percent of Class Represented by Amount in Row (11) 6.5%(2)
14.	Type of Reporting Person (See Instructions) IN

(*)

Excludes (i) 2,127,040 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock and (ii) 5,008 shares of Class A Common Stock, in each case held by other Reporting Persons identified herein as to which Lauren Fitzgerald Peterson expressly disclaims beneficial ownership. This report shall not be construed as an admission that Lauren Fitzgerald Peterson is the beneficial owner of such securities or that she is acting in concert with any other Reporting Person.

(1)

Includes 189,040 shares of Class B Common Stock held by TGF Investments, L.P., a family limited partnership for which Lauren Fitzgerald Peterson is a co-manager of the limited liability company managing general partner and for which she may be deemed to have shared voting or investment power.

(2)

This percentage is calculated based on 2,890,927 shares of Class A Common Stock, which include (i) 2,701,887 outstanding shares of Class A Common Stock as reported in the Quarterly Report and (ii) 189,040 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by the Reporting Person.

CUSIP No. 15746L 100

1.	Names of Reporting Persons Andrew J. Fitzgerald
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (See Instructions) 00 - See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization U.S.A.

Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 7,604(1)
	8.	Shared Voting Power 170,000(2)
	9.	Sole Dispositive Power 7,604(1)
	10.	Shared Dispositive Power 170,000(2)

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 177,604
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☒*
13.	Percent of Class Represented by Amount in Row (11) 6.2%(3)
14.	Type of Reporting Person (See Instructions) IN

(*)

Excludes (i) 2,140,980 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock and (ii) 2,504 shares of Class A Common Stock, in each case held by other Reporting Persons identified herein as to which Andrew J. Fitzgerald expressly disclaims beneficial ownership. This report shall not be construed as an admission that Andrew J. Fitzgerald is the beneficial owner of such securities or that he is acting in concert with any other Reporting Person.

(1)

Includes: (i) 2,504 shares of Class A Common Stock; and (ii) 5,100 shares of Class B Common Stock, both held by the Andrew J. Fitzgerald 2011 Trust, of which Andrew J. Fitzgerald serves as the trustee and is the sole beneficiary.

(2)

Includes 170,000 shares of Class B Common Stock held by Otis Road Investments, L.P., a family limited partnership for which Andrew J. Fitzgerald is a managing general partner and a co-manager of the limited liability company managing general partner and for which he may be deemed to have shared voting or investment power.

(3)

This percentage is calculated based on 2,876,987 shares of Class A Common Stock, which include (i) 2,701,887 outstanding shares of Class A Common Stock as reported in the Quarterly Report and (ii) 175,100 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by the Reporting Person.

CUSIP No. 15746L 100

1.	Names of Reporting Persons Everglades Trust
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (See Instructions) 00 - See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Florida

Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 444,550(1)
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 444,550(1)
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 444,550
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☒*
13.	Percent of Class Represented by Amount in Row (11) 14.1%(2)
14.	Type of Reporting Person (See Instructions) OO

(*)

Excludes (i) 1,871,530 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock and (ii) 5,008 shares of Class A Common Stock, in each case held by other Reporting Persons identified herein as to which the Everglades Trust expressly disclaims beneficial ownership. This report shall not be construed as an admission that the Everglades Trust is the beneficial owner of such securities or that it is acting in concert with any other Reporting Person.

(1)	Includes 444,550 shares of Class B Common Stock held directly by the Everglades Trust.
(2)

This percentage is calculated based on 3,146,437 shares of Class A Common Stock, which include (i) 2,701,887 outstanding shares of Class A Common Stock as reported in the Quarterly Report and (ii) 444,550 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by the Reporting Person.

CUSIP No. 15746L 100

1.	Names of Reporting Persons Julie F. Schauer 1994 Trust
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (See Instructions) 00 - See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Illinois

Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 436,220(1)
	8.	Shared Voting Power 211,140(2)
	9.	Sole Dispositive Power 436,220(1)
	10.	Shared Dispositive Power 211,140(2)

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 647,360
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☒*
13.	Percent of Class Represented by Amount in Row (11) 19.3%(3)
14.	Type of Reporting Person (See Instructions) OO

(*)

Excludes (i) 1,879,860 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock and (ii) 5,008 shares of Class A Common Stock, in each held by other Reporting Persons identified herein as to which the Julie F. Schauer 1994 Trust expressly disclaims beneficial ownership. This report shall not be construed as an admission that the Julie F. Schauer 1994 Trust is the beneficial owner of such securities or that it is acting in concert with any other Reporting Person.

(1)	Includes 436,220 shares of Class B Common Stock held directly by the Julie F. Schauer 1994 Trust.
(2)	Includes 211,140 shares held by JEM Management, L.P. for which the Julie F. Schauer 1994 Trust is the majority general partner and for which it may be deemed to have shared voting or investment power.
(3)

This percentage is calculated based on 3,349,247 shares of Class A Common Stock, which include (i) 2,701,887 outstanding shares of Class A Common Stock as reported in the Quarterly Report and (ii) 647,360 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by the Reporting Person.

CUSIP No. 15746L 100

1.	Names of Reporting Persons JBF 2013 Trust
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (See Instructions) 00 - See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Virginia

Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 103,190(1)
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 103,190(1)
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 103,190
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☒*
13.	Percent of Class Represented by Amount in Row (11) 3.7%(2)
14.	Type of Reporting Person (See Instructions) OO

(*)

Excludes (i) 2,212,890 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock and (ii) 5,008 shares of Class A Common Stock, in each case held by other Reporting Persons identified herein as to which the JBF 2013 Trust expressly disclaims beneficial ownership. This report shall not be construed as an admission that the JBF 2013 Trust is the beneficial owner of such securities or that it is acting in concert with any other Reporting Person.

(1)	Includes 103,190 shares of Class B Common Stock held directly by the JBF 2013 Trust.
(2)

This percentage is calculated based on 2,805,077 shares of Class A Common Stock, which include (i) 2,701,887 outstanding shares of Class A Common Stock as reported in the Quarterly Report and (ii) 103,190 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by the Reporting Person.

CUSIP No. 15746L 100

1.	Names of Reporting Persons Fitzgerald 2002 Special Trust
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (See Instructions) 00 - See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Illinois

Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 103,020(1)
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 103,020(1)
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 103,020
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☒*
13.	Percent of Class Represented by Amount in Row (11) 3.7%(2)
14.	Type of Reporting Person (See Instructions) OO

(*)

Excludes (i) 2,213,060 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock and (ii) 5,008 shares of Class A Common Stock, in each case held by other Reporting Persons identified herein as to which the Fitzgerald 2002 Special Trust expressly disclaims beneficial ownership. This report shall not be construed as an admission that the Fitzgerald 2002 Special Trust is the beneficial owner of such securities or that it is acting in concert with any other Reporting Person.

(1)	Includes 436,220 shares of Class B Common Stock held directly by Fitzgerald 2002 Special Trust.
(2)

This percentage is calculated based on 2,804,907 shares of Class A Common Stock, which include (i) 2,701,887 outstanding shares of Class A Common Stock as reported in the Quarterly Report and (ii) 103,020 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by the Reporting Person.

CUSIP No. 15746L 100

1.	Names of Reporting Persons GFF Family Trust
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (See Instructions) 00 - See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Florida

Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 79,560(1)
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 79,560(1)
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 79,560
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☒*
13.	Percent of Class Represented by Amount in Row (11) 2.9%(2)
14.	Type of Reporting Person (See Instructions) OO

(*)

Excludes (i) 2,236,520 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock and (ii) 5,008 shares of Class A Common Stock, in each case held by other Reporting Persons identified herein as to which the GFF Family Trust expressly disclaims beneficial ownership. This report shall not be construed as an admission that the GFF Family Trust is the beneficial owner of such securities or that it is acting in concert with any other Reporting Person.

(1)	Includes 79,560 shares of Class B Common Stock held directly by the GFF Family Trust.
(2)

This percentage is calculated based on 2,781,447 shares of Class A Common Stock, which include (i) 2,701,887 outstanding shares of Class A Common Stock as reported in the Quarterly Report and (ii) 79,560 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by the Reporting Person.

CUSIP No. 15746L 100

1.	Names of Reporting Persons Anhinga Trust
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (See Instructions) 00 - See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Florida

Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 51,000(1)
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 51,000(1)
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 51,000
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☒*
13.	Percent of Class Represented by Amount in Row (11) 1.9%(2)
14.	Type of Reporting Person (See Instructions) OO

(*)

Excludes (i) 2,265,080 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock and (ii) 5,008 shares of Class A held by other Reporting Persons hereto as to which Anhinga Trust expressly disclaims beneficial ownership. This report shall not be construed as an admission that the Anhinga Trust is the beneficial owner of such securities or that it is acting in concert with any other Reporting Person.

(1)	Includes 51,000 shares of Class B Common Stock held directly by Anhinga Trust.
(2)

This percentage is calculated based on 2,752,887 shares of Class A Common Stock, which include (i) 2,701,887 outstanding shares of Class A Common Stock as reported in the Quarterly Report and (ii) 51,000 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by the Reporting Person.

CUSIP No. 15746L 100

1.	Names of Reporting Persons Andrew J. Fitzgerald 2011 Trust
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (See Instructions) 00 - See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization California

Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 7,604(1)
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 7,604(1)
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 7,604
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☒*
13.	Percent of Class Represented by Amount in Row (11) 0.3%(2)
14.	Type of Reporting Person (See Instructions) OO

(*)

Excludes (i) 2,310,980 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock and (ii) 2,504 shares of Class A held by other Reporting Persons hereto as to which the Andrew J. Fitzgerald 2011 Trust expressly disclaims beneficial ownership. This report shall not be construed as an admission that the Andrew J. Fitzgerald 2011 Trust is the beneficial owner of such securities or that it is acting in concert with any other Reporting Person.

(1)	Includes: (i) 5,100 shares of Class B Common Stock; and (ii) 2,504 shares of Class A Common Stock held directly by the Andrew J. Fitzgerald 2011 Trust.
(2)

This percentage is calculated based on 2,706,987 shares of Class A Common Stock, which include (i) 2,701,887 outstanding shares of Class A Common Stock as reported in the Quarterly Report and (ii) 5,100 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by the Reporting Person.

CUSIP No. 15746L 100

1.	Names of Reporting Persons JEM Management, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (See Instructions) 00 - See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 211,140(1)
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 211,140(1)
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 211,140
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☒*
13.	Percent of Class Represented by Amount in Row (11) 7.3%(2)
14.	Type of Reporting Person (See Instructions) PN

(*)

Excludes (i) 2,104,940 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock and (ii) 5,008 shares of Class A Common Stock, in each case held by other Reporting Persons identified herein as to which JEM Management, L.P. expressly disclaims beneficial ownership. This report shall not be construed as an admission that JEM Management, L.P. is the beneficial owner of such securities or that it is acting in concert with any other Reporting Person.

(1)	Includes 211,140 shares of Class B Common Stock held directly by JEM Management, L.P.
(2)

This percentage is calculated based on 2,913,027 shares of Class A Common Stock, which include (i) 2,701,887 outstanding shares of Class A Common Stock as reported in the Quarterly Report and (ii) 211,140 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by the Reporting Person.

CUSIP No. 15746L 100

1.	Names of Reporting Persons TGF Investments, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (See Instructions) 00 - See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 189,040(1)
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 189,040(1)
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 189,040
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☒*
13.	Percent of Class Represented by Amount in Row (11) 6.5%(2)
14.	Type of Reporting Person (See Instructions) PN

(*)

Excludes (i) 2,127,040 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock and (ii) 5,008 shares of Class A Common Stock, in each case held by other Reporting Persons identified herein as to which TGF Investments, L.P. expressly disclaims beneficial ownership. This report shall not be construed as an admission that TGF Investments, L.P. is the beneficial owner of such securities or that it is acting in concert with any other Reporting Person.

(1)	Includes 189,040 shares of Class B Common Stock held directly by TGF Investments, L.P.
(2)

This percentage is calculated based on 2,890,927 shares of Class A Common Stock, which include (i) 2,701,887 outstanding shares of Class A Common Stock as reported in the Quarterly Report and (ii) 189,040 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by the Reporting Person.

CUSIP No. 15746L 100

1.	Names of Reporting Persons TF Management, LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (See Instructions) 00 - See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Florida

Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 189,040(1)
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 189,040(1)
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 189,040
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☒*
13.	Percent of Class Represented by Amount in Row (11) 6.5%(2)
14.	Type of Reporting Person (See Instructions) OO

(*)

Excludes (i) 2,127,040 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock and (ii) 5,008 shares of Class A Common Stock, in each case held by other Reporting Persons identified herein as to which TF Management, LLC expressly disclaims beneficial ownership. This report shall not be construed as an admission that TF Management, LLC is the beneficial owner of such securities or that it is acting in concert with any other Reporting Person.

(1)

Includes 189,040 shares of Class B Common Stock held by TGF Investments, L.P. for which TF Management, LLC is the managing general partner and for which it may be deemed to have sole voting or investment power.

(2)

This percentage is calculated based on 2,890,927 shares of Class A Common Stock, which include (i) 2,701,887 outstanding shares of Class A Common Stock as reported in the Quarterly Report and (ii) 189,040 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by the Reporting Person.

CUSIP No. 15746L 100

1.	Names of Reporting Persons Otis Road Investments, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO - See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 170,000(1)
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 170,000(1)
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 170,000
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☒*
13.	Percent of Class Represented by Amount in Row (11) 5.9%(2)
14.	Type of Reporting Person (See Instructions) PN

(*)

Excludes (i) 2,146,080 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock and (ii) 5,008 shares of Class A Common Stock, in each case held by other Reporting Persons identified herein as to which Otis Road Investments, L.P. expressly disclaims beneficial ownership. This report shall not be construed as an admission that Otis Road Investments, L.P. is the beneficial owner of such securities or that it is acting in concert with any other Reporting Person.

(1)	Includes 170,000 shares of Class B Common Stock held directly by Otis Road Investments, L.P.
(2)

This percentage is calculated based on 2,871,887 shares of Class A Common Stock, which include (i) 2,701,887 outstanding shares of Class A Common Stock as reported in the Quarterly Report and (ii) 170,000 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by the Reporting Person.

CUSIP No. 15746L 100

1.	Names of Reporting Persons Otis Management, LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (See Instructions) 00 - See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Florida

Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 170,000(1)
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 170,000(1)

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 170,000
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☒*
13.	Percent of Class Represented by Amount in Row (11) 5.9%(2)
14.	Type of Reporting Person (See Instructions) OO

(*)

Excludes (i) 2,146,080 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock and (ii) 5,008 shares of Class A Common Stock, in each case held by other Reporting Persons identified herein as to which Otis Management, LLC expressly disclaims beneficial ownership. This report shall not be construed as an admission that Otis Management, LLC is the beneficial owner of such securities or that it is acting in concert with any other Reporting Person.

(1)

Includes 170,000 shares of Class B Common Stock held by Otis Road Investments, L.P. for which Otis Management, LLC is a managing general partner and for which it may be deemed to have shared voting or investment power.

(2)

This percentage is calculated based on 2,871,887 shares of Class A Common Stock, which include (i) 2,701,887 outstanding shares of Class A Common Stock as reported in the Quarterly Report and (ii) 170,000 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by the Reporting Person.

CUSIP No. 15746L 100

1.	Names of Reporting Persons S C Investments II, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (See Instructions) 00 - See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 141,950(1)
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 141,950(1)
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 141,950
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☒*
13.	Percent of Class Represented by Amount in Row (11) 5.0%(2)
14.	Type of Reporting Person (See Instructions) PN

(*)

Excludes (i) 2,174,130 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock and (ii) 5,008 shares of Class A Common Stock, in each case held by other Reporting Persons identified herein as to which S C Investments II, L.P. expressly disclaims beneficial ownership. This report shall not be construed as an admission that S C Investments II, L.P. is the beneficial owner of such securities or that it is acting in concert with any other Reporting Person.

(1)	Includes 141,950 shares of Class B Common Stock held directly by S C Investments II, L.P.
(2)

This percentage is calculated based on 2,843,837 shares of Class A Common Stock, which include (i) 2,701,887 outstanding shares of Class A Common Stock as reported in the Quarterly Report and (ii) 141,950 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by the Reporting Person.

The following constitutes Amendment No. 1 to the initial Schedule 13D filed with respect to the Class A Common Stock, par value $0.01 per share, of Chain Bridge Bancorp, Inc. as previously filed on October 15, 2024 (the “Schedule 13D”). Each Item below amends and supplements the information disclosed under the corresponding Item of the Schedule 13D. Unless otherwise indicated herein, capitalized terms used but not defined in this Amendment shall have the same meaning herein as are ascribed to such terms in the Schedule 13D. This Amendment No. 1 is being filed to reflect a change in the percentage of shares of Class A Common Stock previously reported by the Reporting Persons solely as a result of a change in the outstanding shares of Class A Common Stock as reported by the Company.

Item 5. Interest in Securities of the Issuer.

Item 5(a)-(c) of the Schedule 13D are hereby amended and restated in their entirety as follows:

The information provided in Item 3 above is hereby incorporated by reference.

Each Reporting Person expressly disclaims membership in a “group” within the meaning of Section 13(d)(3) of the Exchange Act and Rule 13d-5(b) thereunder with the other Reporting Persons. As a result, each Reporting Person expressly disclaims any beneficial ownership over shares of Class A Common Stock or Class B Common Stock beneficially owned by the other Reporting Persons. Each Reporting Person acts independently and does not act in concert with any other Reporting Person in relation to the acquisition, disposition, or voting of any shares of the Company.

If, notwithstanding the foregoing disclaimers, the Reporting Persons were to be deemed to be such a “group,” such a group and each Reporting Person could be deemed to have beneficial ownership of 2,321,088 shares of Class A Common Stock including (i) 5,008 shares of Class A Common Stock and (ii) 2,316,080 shares of Class A Common Stock issuable upon the conversion of an equal number of shares of Class B Common Stock. This aggregate amount represents 46.3% of the Company’s Class A Common Stock, assuming conversion of the shares of Class B Common Stock into Class A Common Stock by the Reporting Persons only.

The percentages used herein with respect to the beneficial ownership of Class A Common Stock for each Reporting Person are calculated based on the sum of (i) 2,701,887 outstanding shares of Class A Common Stock, as reported by the Company in the Quarterly Report and (ii) such Reporting Person’s beneficial ownership of shares of Class A Common Stock issuable upon conversion of beneficially owned Class B Common Stock.

Additional information with respect to each Reporting Person is presented below:

Individuals

Peter G. Fitzgerald. Assuming full conversion of Class B Common Stock for which Peter G. Fitzgerald could be deemed to have voting or investment power, but excluding any shares of Class B Common Stock held by other Reporting Persons and other holders of Class B Common Stock, Peter G. Fitzgerald may be deemed to have voting or investment power over 1,027,820 shares of Class A Common Stock, representing 27.6% of the outstanding shares of Class A Common Stock. Peter G. Fitzgerald has (a) the sole power to vote or direct the vote of, and to dispose of, or to direct the disposition of, 777,240 shares of Class B Common Stock which includes: (i) 229,500 shares of Class B Common Stock held directly by Peter G. Fitzgerald; (ii) 444,550 shares of Class B Common Stock held by the Everglades Trust, for which Peter G. Fitzgerald serves as advisor; and (iii) 103,190 shares of Class B Common Stock held by the JBF 2013 Trust, for which Peter G. Fitzgerald serves as trustee); and (b) shared power to vote or direct the vote of, and to dispose of or direct the disposition of, 250,580 shares of Class B Common Stock, including: (i) 68,000 shares of Class B Common Stock held by his spouse; and (ii) 103,020 shares and 79,560 shares held by the Fitzgerald 2002 Special Trust and the GFF Family Trust, respectively, for which Peter G. Fitzgerald serves as co-trustee.

Julie Fitzgerald Schauer. Assuming full conversion of Class B Common Stock for which Julie Fitzgerald Schauer could be deemed to have voting or investment power, but excluding any shares of Class B Common Stock held by other Reporting Persons and other holders of Class B Common Stock, Julie Fitzgerald Schauer may be deemed to have voting or investment power over 647,360 shares of Class A Common Stock, representing 19.3% of the outstanding shares of Class A Common Stock. Julie Fitzgerald Schauer has (a) the sole power to vote or direct the vote of, and to dispose of, or to direct the disposition of, 436,220 shares of Class B Common Stock held by the Julie F. Schauer 1994 Trust for which Julie Fitzgerald Schauer serves as the trustee and is the sole beneficiary; and (b) shared power to vote or direct the vote of and to dispose of or direct the disposition of, 211,140 shares held by JEM Management, L.P., a family limited partnership of which Julie Fitzgerald Schauer is the trustee of the majority general partner.

Gerald G. Fitzgerald, Jr. Assuming full conversion of Class B Common Stock for which Gerald F. Fitzgerald, Jr. could be deemed to have voting or investment power, but excluding any shares of Class B Common Stock held by other Reporting Persons and other holders of Class B Common Stock, Gerald F. Fitzgerald, Jr. may be deemed to have voting or investment power over 535,670 shares of Class A Common Stock, representing 16.6% of the outstanding shares of Class A Common Stock. Gerald F. Fitzgerald, Jr. has (a) the sole power to vote or direct the vote of, and to dispose of, or to direct the disposition of, 141,950 shares held by S C Investments II, L.P., a family limited partnership of which Gerald F. Fitzgerald, Jr. is the general partner; and (b) shared power to vote or direct the vote of and to dispose of or direct the disposition of 393,720 shares of Class B Common Stock, including: (i) 211,140 shares of Class B Common Stock held by JEM Management, L.P., a family limited partnership of which Gerald F. Fitzgerald, Jr. is the managing general partner; and (ii) 103,020 and 79,560 shares of Class B Common Stock held by the Fitzgerald 2002 Special Trust and the GFF Family Trust, respectively, for which Gerald F. Fitzgerald, Jr. serves as co-trustee.

James G. Fitzgerald. Assuming full conversion of Class B Common Stock for which James G. Fitzgerald could be deemed to have voting or investment power, but excluding any shares of Class B Common Stock held by other Reporting Persons and other holders of Class B Common Stock, James G. Fitzgerald may be deemed to have voting or investment power over 463,080 shares of Class A Common Stock, representing 14.6% of the outstanding shares of Class A Common Stock. James G. Fitzgerald has (a) sole power to vote or direct the vote of, and to dispose of, or to direct the disposition of, 110,500 shares of Class B Common Stock, including: (i) 59,500 shares of Class B Common Stock held directly by James G. Fitzgerald; and (ii) 51,000 shares of Class B Common Stock held by Anhinga Trust for which James G. Fitzgerald serves as a trustee; and (b) shared power to vote or direct the vote of and to dispose of, or direct the disposition of, 352,580 shares of Class B Common Stock, including: (i) 170,000 shares of Class B Common Stock held by Otis Road Investments, L.P., a family limited partnership for which James G. Fitzgerald is a co-manager of the limited liability company managing general partner; and (ii) 103,020 and 79,560 shares of Class B Common Stock held by the Fitzgerald 2002 Special Trust and the GFF Family Trust, respectively, for which James G. Fitzgerald serves as a co-trustee).

Thomas G. Fitzgerald. Assuming full conversion of Class B Common Stock for which Thomas G. Fitzgerald could be deemed to have voting or investment power, but excluding any shares of Class B Common Stock held by other Reporting Persons and other holders of Class B Common Stock, Thomas G. Fitzgerald may be deemed to have voting or investment power over 371,620 shares of Class A Common Stock, representing 12.1% of the outstanding shares of Class A Common Stock. Thomas G. Fitzgerald has shared power to vote or direct the vote of, and to dispose of, or direct the disposition of, 371,620 shares of Class B Common Stock, including (i) 189,040 shares of Class B Common Stock held by TGF Investments, L.P., a family limited partnership for which Thomas G. Fitzgerald is a co-manager of the limited liability company managing general partner; and (ii) 103,020 and 79,560 shares of Class B Common Stock held by the Fitzgerald 2002 Special Trust and the GFF Family Trust, respectively, for which he serves as a co-trustee.

Thomas G. Fitzgerald, Jr. Assuming full conversion of Class B Common Stock for which Thomas G. Fitzgerald, Jr. could be deemed to have voting or investment power, but excluding any shares of Class B Common Stock held by other Reporting Persons and other holders of Class B Common Stock, Thomas G. Fitzgerald, Jr. may be deemed to have voting or investment power over 215,854 shares of Class A Common Stock, representing 7.4% of the outstanding shares of Class A Common Stock. Thomas G. Fitzgerald, Jr. has (a) sole power to vote or direct the vote of, and to dispose of, or to direct the disposition of, 7,310 shares of Class B Common Stock held directly by Thomas G. Fitzgerald, Jr.; and (b) shared power to vote or direct the vote of, and to dispose of, or direct the disposition of, 208,544 shares, including (i) 19,504 shares held jointly with his spouse (2,504 Class A Common Shares and 17,000 Class B Common Shares); and (ii) 189,040 shares of Class B Common Stock held by TGF Investments, L.P., a family limited partnership for which Thomas G. Fitzgerald, Jr. is a co-manager of the limited liability company managing general partner.

Lauren Fitzgerald Peterson. Assuming full conversion of Class B Common Stock for which Lauren Fitzgerald Peterson could be deemed to have voting or investment power, but excluding any shares of Class B Common Stock held by other Reporting Persons and other holders of Class B Common Stock, Lauren Fitzgerald Peterson may be deemed to have voting or investment power over 189,040 shares of Class A Common Stock, representing 6.5% of the outstanding shares of Class A Common Stock. Lauren Fitzgerald Peterson has shared power to vote or direct the vote of, and to dispose of, or direct the disposition of, 189,040 shares of Class B Common Stock held by TGF Investments, L.P., a family limited partnership for which Lauren Fitzgerald Peterson serves as a co-manager of the limited liability company managing general partner.

Andrew J. Fitzgerald. Assuming full conversion of Class B Common Stock for which Andrew J. Fitzgerald could be deemed to have voting or investment power, but excluding any shares of Class B Common Stock held by other Reporting Persons and other holders of Class B Common Stock, Andrew J. Fitzgerald may be deemed to have voting or investment power over 177,604 shares of Class A Common Stock, representing 6.2% of the outstanding shares of Class A Common Stock. Andrew J. Fitzgerald has (a) the sole power to vote or direct the vote of, and to dispose of, or to direct the disposition of, 2,504 shares of Class A Common Stock and 5,100 shares of Class B Common Stock held by the Andrew J. Fitzgerald 2011 Trust, for which Andrew J. Fitzgerald serves as the trustee and is the sole beneficiary; and (b) shared power to vote or direct the vote of, and to dispose of, or direct the disposition of, 170,000 shares of Class B Common Stock held by Otis Road Investments, L.P., a family limited partnership for which Andrew J. Fitzgerald is a managing general partner and a co-manager of the limited liability company managing general partner.

Family Trusts

Everglades Trust. Assuming full conversion of Class B Common Stock for which the Everglades Trust may be deemed to have voting or investment power but no other shares of Class B Common Stock, the Everglades Trust may be deemed to have voting or investment power over 444,550 shares of Class A Common Stock, representing 14.1% of the outstanding shares of Class A Common Stock. The Everglades Trust may be deemed to have the sole power to vote or direct the vote of and to dispose of or to direct the disposition of 444,550 shares of Class B Common Stock held directly by Everglades Trust.

Julie F. Schauer 1994 Trust. Assuming full conversion of Class B Common Stock for which the Julie F. Schauer 1994 Trust may be deemed to have voting or investment power but no other shares of Class B Common Stock, the Julie F. Schauer 1994 Trust may be deemed to have voting or investment power over 647,360 shares of Class A Common Stock, representing 19.3% of the outstanding shares of Class A Common Stock. The Julie F. Schauer 1994 Trust may be deemed to have (a) the sole power to vote or direct the vote of and to dispose of or to direct the disposition of 436,220 shares of Class B Common Stock held directly by Julie F. Schauer 1994 Trust and (b) the current shared power to vote or direct the vote of and to dispose of or direct the disposition of 211,140 shares of Class B Common Stock held by JEM Management, L.P., a family limited partnership for which the Julie F. Schauer 1994 Trust is the majority general partner.

JBF 2013 Trust. Assuming full conversion of Class B Common Stock for which the JBF 2013 Trust may be deemed to have voting or investment power but no other shares of Class B Common Stock, the JBF 2013 Trust may be deemed to have voting or investment power over 103,190 shares of Class A Common Stock, representing 3.7% of the outstanding shares of Class A Common Stock. The JBF 2013 Trust may be deemed to have the sole power to vote or direct the vote of and to dispose of or to direct the disposition of 103,190 shares of Class B Common Stock held directly by the JBF 2013 Trust.

Fitzgerald 2002 Special Trust. Assuming full conversion of Class B Common Stock for which the Fitzgerald 2002 Special Trust may be deemed to have voting or investment power but no other shares of Class B Common Stock, the Fitzgerald 2002 Special Trust may be deemed to have voting or investment power over 103,020 shares of Class A Common Stock, representing 3.7% of the outstanding shares of Class A Common Stock. The Fitzgerald 2002 Special Trust may be deemed to have the sole power to vote or direct the vote of and to dispose of or to direct the disposition of 103,020 shares of Class B Common Stock held directly by Fitzgerald 2002 Special Trust.

GFF Family Trust. Assuming full conversion of Class B Common Stock for which the GFF Family Trust may be deemed to have voting or investment power but no other shares of Class B Common Stock, the GFF Family Trust may be deemed to have voting or investment power over 79,560 shares of Class A Common Stock, representing 2.9% of the outstanding shares of Class A Common Stock. The GFF Family Trust may be deemed to have the sole power to vote or direct the vote of and to dispose of or to direct the disposition of 79,560 shares of Class B Common Stock held directly by the GFF Family Trust.

Anhinga Trust. Assuming full conversion of Class B Common Stock for which Anhinga Trust may be deemed to have voting or investment power but no other shares of Class B Common Stock, Anhinga Trust may be deemed to have voting or investment power over 51,000 shares of Class A Common Stock, representing 1.9% of the outstanding shares of Class A Common Stock. Anhinga Trust may be deemed to have the sole power to vote or direct the vote of and to dispose of or to direct the disposition of 51,000 shares of Class B Common Stock held directly by Anhinga Trust.

Andrew J. Fitzgerald 2011 Trust. Assuming full conversion of Class B Common Stock for which the Andrew J. Fitzgerald 2011 Trust may be deemed to have voting or investment power but no other shares of Class B Common Stock, the Andrew J. Fitzgerald 2011 Trust may be deemed to have voting or investment power over 7,604 shares of Class A Common Stock, representing 0.3% of the outstanding shares of Class A Common Stock. The Andrew J. Fitzgerald 2011 Trust may be deemed to have the sole power to vote or direct the vote of and to dispose of or to direct the disposition of 5,100 shares of Class B Common Stock and 2,504 shares of Class A Common Stock held directly by the Andrew J. Fitzgerald 2011 Trust.

Family Limited Partnerships and Associated Investment Entities

JEM Management, L.P. Assuming full conversion of Class B Common Stock for which JEM Management, L.P. may be deemed to have voting or investment power but no other shares of Class B Common Stock, JEM Management, L.P. may be deemed to have voting or investment power over 211,140 shares of Class A Common Stock, representing 7.3% of the outstanding shares of Class A Common Stock. JEM Management, L.P. may be deemed to have the sole power to vote or direct the vote of and to dispose of or to direct the disposition of 211,140 shares of Class B Common Stock held directly by JEM Management, L.P.

TGF Investments, L.P. Assuming full conversion of Class B Common Stock for which TGF Investments, L.P. may be deemed to have voting or investment power but no other shares of Class B Common Stock, TGF Investments, L.P. may be deemed to have voting or investment power over 189,040 shares of Class A Common Stock, representing 6.5% of the outstanding shares of Class A Common Stock. TGF Investments, L.P. may be deemed to have the sole power to vote or direct the vote of and to dispose of or to direct the disposition of 189,040 shares of Class B Common Stock held directly by TGF Investments, L.P.

TF LLC. Assuming full conversion of Class B Common Stock for which TF LLC may be deemed to have voting or investment power but no other shares of Class B Common Stock, TF LLC may be deemed to have voting or investment power over 189,040 shares of Class A Common Stock, representing 6.5% of the outstanding shares of Class A Common Stock. TF LLC may be deemed to have the sole power to vote or direct the vote of and to dispose of or to direct the disposition of 189,040 shares of Class B Common Stock held by TGF Investments, L.P. for which TF LLC serves the managing general partner.

Otis Road Investments, L.P. Assuming full conversion of Class B Common Stock for which Otis Road Investments, L.P. may be deemed to have voting or investment power but no other shares of Class B Common Stock, Otis Road Investments, L.P. may be deemed to have voting or investment power over 170,000 shares of Class A Common Stock, representing 5.9% of the outstanding shares of Class A Common Stock. Otis Road Investments, L.P. may be deemed to have the sole power to vote or direct the vote of and to dispose of or to direct the disposition of 170,000 shares of Class B Common Stock held directly by Otis Road Investments, L.P.

Otis LLC. Assuming full conversion of Class B Common Stock for which Otis LLC may be deemed to have voting or investment power but no other shares of Class B Common Stock, Otis LLC may be deemed to have voting or investment power over 170,000 shares of Class A Common Stock, representing 5.9% of the outstanding shares of Class A Common Stock. Otis Road Investments, L.P. may be deemed to have the current shared power to vote or direct the vote of and to dispose of or to direct the disposition of 170,000 shares of Class B Common Stock held directly by Otis Road Investments, L.P., of which Otis LLC is the limited liability company managing general partner.

S C Investments II, L.P. Assuming full conversion of Class B Common Stock for which S C Investments II, L.P. may be deemed to have voting or investment power but no other shares of Class B Common Stock, S C Investments II, L.P. may be deemed to have voting or investment power over 141,950 shares of Class A Common Stock, representing 5.0% of the outstanding shares of Class A Common Stock. S C Investments II, L.P. may be deemed to have the sole power to vote or direct the vote of and to dispose of or to direct the disposition of 141,950 shares of Class B Common Stock held directly by S C Investments II, L.P.

(c) There have been no transactions in securities of the Company by the Reporting Persons since the filing of the Schedule 13D. This Amendment No. 1 is being filed to reflect a change in the percentage of shares of Class A Common Stock previously reported by the Reporting Persons solely as a result of a change in the outstanding shares of Class A Common Stock as reported by the Company.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: November 15, 2024

*
Peter G. Fitzgerald, individually, and
As Advisor to the Everglades Trust, and
As Trustee of the JBF 2013 Trust, and
As Co-Trustee of the Fitzgerald 2002 Special Trust, and
As Co-Trustee of the GFF Family Trust

*
Julie Fitzgerald Schauer, individually, and
As Trustee of the Julie F. Schauer 1994 Trust

*
Gerald F. Fitzgerald, Jr., individually, and
As Co-Trustee of the Fitzgerald 2002 Special Trust, and
As Co-Trustee of the GFF Family Trust

*
James G. Fitzgerald, individually, and
As Trustee of the Anhinga Trust, and
As Co-Trustee of the Fitzgerald 2002 Special Trust, and
As Co-Trustee of the GFF Family Trust

/s/ Thomas G. Fitzgerald
Thomas G. Fitzgerald, individually, and
As Co-Trustee of the Fitzgerald 2002 Special Trust, and
As Co-Trustee of the GFF Family Trust

*
Thomas G. Fitzgerald, Jr.

*
Lauren Fitzgerald Peterson

*
Andrew J. Fitzgerald, individually, and
As Trustee of the Andrew J. Fitzgerald 2011 Trust

JEM Management, L.P.

By:	*
Gerald F. Fitzgerald, Jr., Managing General Partner

Otis Road Investments, L.P.

By:	*
Andrew J. Fitzgerald, Managing General Partner

By:	Otis Management, LLC, its
Managing General Partner

	By:	*
Andrew J. Fitzgerald, Co-Manager

	By:	*
James G. Fitzgerald, Co-Manager

Otis Road Investments, LLC

By:	*
Andrew J. Fitzgerald, Co-Manager

By:	*
James G. Fitzgerald, Co-Manager

TGF Investments, L.P.

By:	TF Management, LLC, its
Managing General Partner

	By:	/s/ Thomas G. Fitzgerald
Thomas G. Fitzgerald, Co-Manager

	By:	*
Thomas G. Fitzgerald, Jr., Co-Manager

	By:	*
Lauren Fitzgerald Peterson, Co-Manager

TF Management, LLC

By:	/s/ Thomas G. Fitzgerald
Thomas G. Fitzgerald, Co-Manager

By:	*
Thomas G. Fitzgerald, Jr., Co-Manager

By:	*
Lauren Fitzgerald Peterson, Co-Manager

S C Investments II, L.P.

By:	*
Gerald F. Fitzgerald, Jr., General Partner

*By:	/s/ Thomas G. Fitzgerald
Thomas G. Fitzgerald
Attorney in Fact